EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (Reg. No. 333-113640) and related Prospectus of B.F. Saul Real Estate Investment Trust for the registration of $250,000,000 in 7½% Series B Senior Secured Notes due 2014 and to the incorporation by reference therein of our report dated December 2, 2003, with respect to the consolidated financial statements and schedules of B.F. Saul Real Estate Investment Trust included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

McLean, Virginia

March 26, 2004